UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-1/A
_______________

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Retail Alliance, Corp.
(Name of small business issuer in its charter)

Florida	5122	20-2376383
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

American Retail Alliance, Corp.
2979 West Bay Drive Suite 2
Belleair Bluffs, FL 33770
727-581-1500
 (Address and telephone number of principal executive offices and principal place of business)

Brett Phillips
2979 West Bay Drive Suite 2
Belleair Bluffs, FL 33770
727-581-1500
 (Name, address and telephone number for agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]	Estimated Offering Costs [1]	Net Offering Proceeds [1]

Common Stock	2,000,000	$1.50	$3,000,000	$409.20	$45,000	$2,954,590

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.
________________
(1)	Estimated solely for purposed of calculating the registration fee under Rule 457(a).

PRELIMINARY PROSPECTUS DATED FEBRUARY 12, 2013 .

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

American Retail Alliance, Corp.
2,000,000 shares of Common Stock

We are offering for sale 2,000,000 shares of our common stock in a direct public offering.  The purchase price is $1.50 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions.  Our founder and President, Brett Phillips, will offer and sell the shares on our behalf. If all of the shares offered are purchased, the gross proceeds to us will be $3,000,000. This offering will be made on a "best efforts" basis with no minimum amount required to be raised in this offering. There can be no assurance that all or any of the offered will be subscribed. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription.  There is no arrangement to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate 180 days following the effective date of this registration statement and will not be extended. There is no minimum amount that must be sold. We have not made any arrangements to place funds received in an escrow, trust or similar account, which means we will have access to any proceeds from this offering immediately upon our acceptance of subscription agreements we receive.   We will only offer our common stock in foreign jurisdictions where registration is not required.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

The table below provides the title and amount of the offering and the offering price of the shares, with varying levels of success of the offering:

Title of Securities to be Offered	Number of Offered Shares	Offering Price Per Share	Maximum Offering Proceeds

Common Stock	(100% of offered shares)	$1.50	$3,000,000
Common Stock	(75% of offered shares)	$1.50	$2,250,000
Common Stock	(50% of offered shares)	$1.50	$1,500,000
Common Stock	(25% of offered shares)	$1.50	$750,000

Our auditors have raised substantial doubt as to our ability to continue as a going concern. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on Page 8 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________

TABLE OF CONTENTS

SUMMARY	5
RISK FACTORS	9
USE OF PROCEEDS	15
DETERMINATION OFFERING PRICE	16
DILUTION	17
SELLING SECURITY HOLDERS	18
PLAN OF DISTRIBUTION	18
LEGAL PROCEEDINGS	20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
INTEREST OF NAMED EXPERTS	22
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	22
DESCRIPTION OF BUSINESS	23
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
DESCRIPTION OF PROPERTY	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	37
FINANCIAL STATEMENTS	F-1

SUMMARY

The following prospectus summary is qualified in its entirety by, and should read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully.

Organization

We were formed on February 3, 2005 as Phillips Sales & Marketing, Inc., a Florida corporation, and changed our name to American Retail Alliance, Corp., a Florida corporation, on January 23, 2012.  Our address is 2979 West Bay Drive Suite 2, Belleair Bluffs, FL 33770.  Telephone: 727-581-1500

Business

As used in this registration statement, the following terms have the following meanings:

•	We are the vendor of the products

•	Our customers are the retail facilities to which we sell the products for resale to the ultimate consumer.

•
Our clients are the third party owner of the products we sell.  These could be a manufacturer of the product or someone who owns the rights to the product and has it made by a third party manufacturer for sale to us.

We are the vendor of a variety of consumer non-durable and durable products which we acquire from our clients. We sell these products in the United States through customers  such as Walgreens, CVS, Rite Aid, McKesson, Kerr Drug, Amway and independent pharmacies as well as product specific catalogs. Our current product offerings are designed to appeal to a broad range of consumers.

We maintain vendor relationships  with customers such as Walgreens, CVS, Rite Aid, McKesson, Kerr Drug and Amway. In general, products cannot be sold to these customers  by us or by any other party without a vendor relationship being in place.  In order to obtain a vendor relationship, we must undergo an extensive application and screening process by a customer.  Once we are qualified by a customer, we are assigned a Vendor Number which allows us to sell to the customer.  We must follow sales procedures as specified by each customer.  However, products are sold to customers on a purchase order basis.  Customers are not obligated to purchase products from us and may stop purchasing products from us at any time.

We have no written agreements with our clients.  Products are purchased from clients on a purchase order basis.  We are not obligated to purchase any products from clients, and clients are not obligated to sell products to us and may stop selling products to us at any time.

In our fiscal year ended December 31, 2011, the following products accounted for the following amounts and percentages of our total revenues:

Name of Product	Amount of Revenues	Percentage of Revenues

Snap It Eye Glass Repair Kit	$34,055	12%
Avenger Bed Bug Killer	$127,764	45%
CitiKitty	$37,455	13%

In our fiscal year ended December 31, 2011, the following  customers accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues

Magellan’s	$84,643	30%
Walgreens	$59,487	21%
Rite Aid	$33,039	12%
Access Business Group	$30,392	11%

Our corporate website is http://www.americanretailalliance.com/.  Nothing on our website is part of this prospectus.

The terms "Our Company" "we," "us" and "our" as used in this prospectus refer to American Retail Alliance, Corp.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.  As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

We are offering for sale 2,000,000 shares of our common stock. We will sell the shares we are registering only to those individuals who have received a copy of the prospectus.  There is no trading market for our common stock.  We are not currently listed or quoted on any exchange or market.  We hope to have our common stock quoted on the Over the Counter Bulletin Board and OTCQB although we do not have any current plans in place to have our common stock quoted. We cannot guarantee that our common stock will be quoted on the Over the Counter Bulletin Board or OTCQB.   The aggregate market price of our common stock is $46,200,000 based on the proposed offering price of $1.50 per share and 30,800,000 issued and outstanding shares of common stock.  As of  September 30, 2012, our total stockholders’ equity balance is ($172,211). We currently have  28,800,000 shares of our common stock issued and outstanding. After the offering, there may be up to 30,800,000 shares of our common stock issued and outstanding if all of the offered shares are sold.

We will receive $3,000,000 if all of the offered shares are sold and $1,500,000 if half the offered shares are sold. If all of the offered shares are purchased, we intend to use the proceeds for inventory, marketing & advertising, working capital and to repay debt. Offering expenses are estimated to be $45,420.

This is a best efforts offering with no minimum offering amount. There is no guarantee that we will even raise enough funds to cover the expenses of this offering.

Selected Financial Data

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the audited financial statements and footnotes thereto contained in this report.

	For the Year Ended
	December 31,
	2011	2010
SUMMARY OF OPERATIONS
Net Revenues	$284,377	$154,347
Cost of Sales	187,345	56,972
Gross Margin	97,032	97,375

Operating Expenses	192,953	99,526
Other Expenses	4,818	1,031
NET LOSS	(100,739)	(3,182)
NET LOSS PER SHARE	(0.00)	(0.00)

BALANCE SHEET DATA
Total Current Assets	$86,430	$25,722
Total Assets	89,852	28,452
Total Current Liabilities	176,982	44,804
Total Liabilities	176,982	44,804

	For the Nine-Months Ended
	September 30,
	(Unaudited)
	2012	2011
SUMMARY OF OPERATIONS
Net Revenues	$289,169	$215,269
Cost of Sales	182,643	133,297
Gross Margin	106,526	81,972

Operating Expenses	187,397	125,795
Other Expenses	7,210	1,243
NET LOSS	(88,081)	(45,066)
NET LOSS PER SHARE	(0.00)	(0.00)

BALANCE SHEET DATA
Total Current Assets	$100,926
Total Assets	103,607
Total Current Liabilities	275,818
Total Liabilities	275,818

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business.  You may lose part or all of your investment due to any of these risks or uncertainties.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

Our auditors have raised substantial doubt as to our ability to continue as a going concern because we have suffered from continuous losses with an accumulated deficit of $205,672 as of September 30, 2012.  The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders . Further, in order to assist the Company with its cash flow requirements the Company receives financing under an agreement with a factoring entity.  The maximum amount that can be outstanding under this factoring agreement at any one time is $50,000 per quarter and an aggregate maximum of $500,000.  The amount outstanding at September 30, 2012 is $50,141 . Repayments of borrowings under the factoring agreement are personally guaranteed by Mr. Philips.  There is uncertainty regarding our ability to implement our business plan and grow our business without additional financing.  We have no agreements, commitments or understandings to secure additional financing. Our future growth and success is dependent upon our ability to continue selling our products, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to continue selling our products, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to grow our business and implement our business plan.

Risks Related to our Business

Because of dependence on consumer preference for our variety of consumer non-durable and durable products, our revenues are susceptible to fluctuations and decreases.

We are susceptible to fluctuations in our business based upon consumer demand for our products. In addition, we cannot guarantee that increases in demand for our products associated with changes or innovations in consumer products will continue. We believe that our success depends on our ability to anticipate, gauge and respond to fluctuations in consumer preferences. However, it is impossible to predict with complete accuracy the occurrence and effect of fluctuations in consumer demand over a product’s life cycle. Moreover, we caution that any growth in revenues that we achieve may be transitory and should not be relied upon as an indication of future performance.

Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product introduction, could reduce our revenues or profitability.

Our ability to remain competitive in the variety of consumer non-durable and durable products market will depend considerably upon our ability to successfully identify new product opportunities, as well as secure the right to sell and introduce these products and enhancements on a timely and cost effective basis. There can be no assurance that we will be successful at securing the rights to sell and marketing new products or enhancing our existing products, or that these new or enhanced products will achieve consumer acceptance and, if achieved, will sustain that acceptance. In addition, there can be no assurance that products developed by others will not render our products non-competitive or obsolete or that we will be able to obtain or maintain the rights to use proprietary technologies developed by others which are incorporated in our products. Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could reduce our revenues or profitability.

Our revenues are highly concentrated with  several customers which accounts for more than 74% of our revenues, and our revenues could be reduced if these customers reduce their orders from us.

In our fiscal year ended December 31, 2011, the following customers accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues

Magellan’s	$84,643	30%
Walgreens	$59,487	21%
Rite Aid	$33,039	12%
Access Business Group	$30,392	11%

We have vendor relationships with these customers, but these customers purchase from us on purchase orders only.  If we cease to do business with these customers at current levels and are unable to generate additional sales with new and existing customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

Almost all of our revenues have been generated from sales of products with the entities with whom we have marketing arrangements, if we were to lose these arrangements, our revenues could be reduced.

We maintain [vendor] relationships with customers such as Walgreens, CVS, Rite Aid, McKesson, Kerr Drug and Amway. In general, products cannot be sold to these customers by us or by any other party without a vendor relationship being in place. In order to obtain a vendor relationship, we must undergo an extensive application and screening process by a customer. Once we are qualified by a customer, we are assigned a Vendor Number which allows us to sell to the customer. We must follow sales procedures as specified by each customer. However, products are sold to customers on a purchase order basis. Customers are not obligated to purchase products from us and may stop purchasing products from us at any time.

We have no written agreements with our clients. Products are purchased from clients on a purchase order basis. We are not obligated to purchase any products from clients, and clients are not obligated to sell products to us and may stop selling products to us at any time.

We view these marketing arrangements as material to our future success in that all of our revenues were generated from sales of products with the entities with which we have these marketing arrangements. If we were to lose these arrangements,  either with our clients or our customers or if customers stopped selling us products or clients stopped purchasing our products,  our revenues could be reduced.

Our purchases are concentrated in several product suppliers (client) and third party manufacturers (client), which account for more than 75% of our orders and our sales and thus our revenues could be reduced if these product suppliers stop supplying us or sales of these products decreased.

For the year ended December 31, 2011, three product suppliers accounted for 10% or more of our purchases as follows:

Supplier	Purchases	Percentage of Purchases	Accounts Payable

EyeEgo	$25,527	14%	$-0-
Cutting Edge Formulations	$83,370	45%	$12,513
CittiKitty, Inc.	$29,808	16%	$28,681

Our sales and thus our revenues could be reduced if these product suppliers stop supplying us or sales of these products decreased.

If our business reputation is damaged due to the actions of external factors over which we may have little or no control, including the performance of  clients or customers, our revenues could be reduced.

Promoting our business depends largely on the success of our marketing efforts and our ability to provide a consistent, positive customer experience for consumers of our products. Our ability to provide a positive consumer experience is dependent on external factors over which we may have little or no control, including the nature and quality of the products we sell. We will purchase the products we sell from third parties. Our failure to provide our consumers with positive consumer experiences, including our or our clients’ failure to deliver high quality products on a timely basis, for any reason could substantially harm our reputation. The failure of these activities could adversely affect our ability to attract new clients and customers, and maintain client and customer relationships and, as a result, substantially harm our business and reduce our revenues.

If we cannot increase our sales volumes, reduce our costs or introduce higher margin products to offset anticipated reductions in the average unit price of our products, our operating results may suffer.

The average unit price of our products may decrease in the future in response to changes in product mix, competitive pricing pressures, new product introductions by our competitors or other factors. If we are unable to offset the anticipated decrease in our average selling prices by increasing our sales volumes or through new product introductions, our net revenues will decline. Our business could be seriously harmed, particularly if the average selling price of our products decreases significantly without a corresponding increase in sales. The average selling price of products during 2011 was $11.33.

Because our competitors in the consumer products sales business have greater financial and marketing resources than we do, we may experience a reduction in market share and revenues.

The markets for our consumer products are highly competitive and rapidly changing.  Some of our current and prospective competitors have significantly greater financial, technical, marketing resources than we do.  Our ability to compete in our markets depends on a number of factors, some within and others outside our control.  These factors include: the frequency and success of product introductions by us and by our competitors, the selling prices of our products and of our competitors’ products, the performance of our products and of our competitors’ products, product distribution by our competitors, our marketing ability and the marketing ability of our competitors, and the quality of customer support offered by us and by our competitors.

Damage claims against our products could reduce our sales and revenues.

If any of our products are found to cause injury or damage, the Company could suffer financial damages. We have not had significant claims for damages or losses from our products to date. The Company does carry product liability insurance as follows: Products Liability limits of $9,000,000 each occurrence / $10,000,000 aggregate. The insurance covers all products regardless of whether proprietary.  Any claims for damages related to the products we sell could damage our reputation and reduce our revenues.

RISKS RELATED TO MANAGEMENT AND PERSONNEL

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of Brett Phillips, Director, President & CEO.  If we lose Brett Phillips, President and CEO, or if he fails to perform in his current positions, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Brett Phillips, President and CEO is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of 97.7% of our outstanding voting securities. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

RISKS RELATED TO OUR STOCK

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stock” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

We are registering 2,000,000 shares of Common Stock in this offering.  An additional 3,300,000 shares of our common stock held by non-affiliates are currently eligible for resale under Rule 144. All 25,500,000 shares of common stock held by affiliates are subject to the resale restrictions of Rule 144.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors in this offering will suffer immediate and substantial dilution of their investment.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. Our existing shareholders have paid considerably less than the amount to be paid for the common stock in this offering. As a result, assuming an initial public offering price of $1.50 per share, investors purchasing common stock in this offering will incur immediate dilution of $1,407 in pro forma net tangible book value per share of common stock as of  September 30, 2012 if all of the offered shares are sold.  To the extent that we rely upon additional equity financing to implement our plan of operation in the future, investors in this offering will be further diluted.

We may not realize sufficient proceeds from this offering to implement our business plan, as we are offering shares on direct participation basis, rather than using the experience of a dealer-broker .

We are offering shares on a direct participation basis. No individual, firm, or corporation has agreed to purchase any of the offered Shares. We cannot guarantee that any or all of the shares will be sold. We do not plan to use a dealer-broker, even though a dealer-broker may have more experience, resources and contacts to more effectively achieve the sale of shares. A delay in the sale of the shares in this offering can be expected to cause a similar delay in the implementation of our business plan.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following March 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, among others, the factors set forth above under “Risk Factors.”  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will receive up to $3,000,000 if all of the shares of common stock offered by us at $1.50 per share are purchased. We cannot guarantee that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum offering amount.

The table below estimates our use of proceeds, in order of priority, given the varying levels of success of the offering.

Offered Shares Sold	Offering Proceeds	Net Offering Proceeds [1]	Principal Uses of Net Proceeds [2]
500,000 shares (25%)	$750,000	$704,590	Inventory: $135,000 Marketing & Advertising: $405,000 Working Capital: $54,590 Repay Debt: $110,000
1,000,000 shares (50%)	$1,500,000	$1,454,590	Inventory: $297,500 Marketing & Advertising: $892,500 Working Capital: $154,590 Repay Debt: $110,000
1,500,000 shares (75%)	$2,250,000	$2,204,590	Inventory: $460,000 Marketing & Advertising: $1,380,000 Working Capital: $254,590 Repay Debt: $110,000
2,000,000 shares (maximum)	$3,000,000	$2,954,590	Inventory: $622,500 Marketing & Advertising: $1,867,500 Working Capital: $354,590 Repay Debt: $110,000

[1] Includes estimated offering costs of $45,410 which must be paid regardless of how much is raised. The estimated offering costs include the SEC filing fee of $409.20; Legal fees and expenses of $15,000; Accounting fees and expenses of $25,000; and miscellaneous costs of $5,000. Working capital will be used to pay general and administrative expenses, legal expenses, accounting expenses and estimated public company reporting costs of $50,000 for the next twelve months.

[2] Our anticipated post-offering burn rate of approximately $25,000 per month includes our anticipated public company reporting costs of $50,000 per year.  Those expenses may increase if we are able to grow our operations and marketing activities.  Marketing expenses primarily include costs associated with advertising and some travel and entertainment expenses and development, preparation and printing of marketing materials.  Funds projected above allocated to the hiring of employees and independent contractors, are those who would be engaged to help conduct our business operations, and exclude compensation that would be paid to our officers.  The funds from this offering will not be used to pay our officers for any services related to activities undertaken to further the success of this offering, whether provided prior to, during, or subsequent to the offering.  None of the proceeds will be used to reimburse our presidnet for any  expenses that  he may have  contributed to the Company.

The Company currently does not maintain inventory as all inventory is held by either our customers or our clients. In addition to sale of products for which our clients hold the ownership rights, we have started to sell products which for which we rather than some independent third party have the ownership rights. We call these products our proprietary products. The Company will use a portion of proceeds to stock inventory for a line of proprietary products which the company will contract manufacture. A portion of proceeds will be used to repay debt of $100,000 issued November 7th, 2011. The note matures twelve months from date of note at an interest rate of eight percent per annum. Payment is due and payable at the term end of note. The term of the note was recently extended twelve months to November 7, 2013.

DETERMINATION OF OFFERING PRICE

The offering price of the 2,000,000 shares of common stock being offered by us has been determined primarily by our capital requirements and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

We intend to sell 2,000,000 shares of our common stock. We were initially capitalized by the sale of our common stock. The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share. The table assumes 100%, 75%, 50% and 25% of shares will be sold, respectively.

	Shares Issued		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share

Existing Shareholders	28,800,000	93.5	$30,500	1	$.001
Purchasers of Shares	2,000,000	6.5	$3,000,000	99	$1.50
Total	30,800,000	100	$3,030,500	100	$.10

	Shares Issued		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share

Existing Shareholders	28,800,000	95	$30,500	1.3	$.001
Purchasers of Shares (75%)	1,500,000	5	$2,250,000	98.7	$1.50
Total	30,300,000	100	$2,280,500	100	$.075

	Shares Issued		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share

Existing Shareholders	28,800,000	96.6	$30,500	2	$.001
Purchasers of Shares (50%)	1,000,000	3.4	$1,500,000	98	$1.50
Total	29,800,000	100	$1,530,500	100	$.05

	Shares Issued		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share

Existing Shareholders	28,800,000	98.3	$30,500	4	$.001
Purchasers of Shares (25%)	500,000	1.7	$750,000	96	$1.50
Total	29,300,000	100	$780,500	100	$.027

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100%, 75%, 50% and 25% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of September 30, 2012. Totals may vary due to rounding.

	100%	75%	50%	25%
Offering Price	$1.50	$1.50	$1.50	$1.50
Net tangible book value at 06/30/2012	$(.0055)	$(0.0055)	$(0.0055)	$(0.0055)
Net tangible book value after giving effect to the offering	$0.0922	$0.0690	$0.0450	$0.0202
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.0977	$0.0745	$0.0505	$0.0257
Per Share Dilution to New Investors	$1.408	$1.431	$1.455	$1.4798
Percent Dilution to New Investors	93.89%	95.4%	97.0%	98.7%

SELLING SECURITY HOLDERS

There are no selling security holders in this offering.

PLAN OF DISTRIBUTION

We are offering for sale 2,000,000 shares of our common stock in a direct public offering on a best efforts basis with no minimum.  There is no minimum amount that must be sold, and we will receive any proceeds from this offering immediately upon the acceptance of subscription agreements we receive. We maintain the right to accept or reject subscriptions in whole or in part for any reason or for no reason. We will accept or reject any subscription agreement within ten days of receipt, and any checks submitted with rejected subscription agreements will be returned promptly. There is no arrangement to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

We have not conducted any discussions or negotiations for the sale of all or any portion of those 2,000,000 shares of our common stock. There is no minimum number of shares that must be purchased by each prospective purchaser and the maximum number of shares we will sell is 2,000,000. We will not pay any commissions or other fees, directly or indirectly to any person or firm in connection with solicitation of sales of the common stock. We will not conduct any aspect of this offering online, nor is any such online offering contemplated. This offering will terminate 180 days following the effective date of this registration statement, and will not be extended.

Our officers and directors do not have any agreements or plans to purchase any shares in this offering.  They will participate in the offer and sale of our shares of common stock, and rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  Although Mr. Phillips is an associated person of the company as that term is defined in Rule 3a4-l under the Exchange Act, both he does not believe that he will be deemed to be a broker for the following reasons:

•	He is not subject to a statutory disqualification as that term is defined in Section 3(a) (39) of the Exchange Act at the time of his participation in the sale of our securities.
•
He will not be compensated for their participation in the sale of company securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

•	He is not an associated person of a broker or dealer at the time of participation in the sale of company securities.

Mr. Phillips will restrict his participation to the following activities:

•
preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; provided, however, that the content of such communication is approved by a partner, officer or director of the issuer;

•
responding to inquiries of potential purchasers in communication initiated by the potential purchasers, provided, however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

•	performing executive and clerical work involved in effecting any transaction.

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, an amendment to the registration statement will be filed.

The shares of common stock being offered by us have not been registered for sale under the securities laws of any state as of the date of this prospectus. We have no current plans to register or qualify our shares in any state in the United States. The shares will be offered in foreign jurisdictions where registration is not required.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable “cooling off” periods prior to the commencement of such distribution.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position

Brett Phillips	51	CEO and President, Director

Mr. Phillips has been CEO, President and Director of our company since inception in February 2005. As a member of the board, Mr. Phillips contributes significant industry-specific experience and expertise on our products and services and contributes a deep understanding of all aspects of our business, products and markets, as well as substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),


Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,


Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.


Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders is 2979 West Bay Drive Suite 2, Belleair Bluffs, FL 33770.

			% of	% of
			Common	Common
Name	Title	Number of Shares	Shares before Offering	Shares after Offering [1]

Brett Phillips	President, CEO, Director	25,500,000	88.5	82.8
Paul Winkle	Consultant	2,650,000	9.20	8.60
All officers and directors as a group [1 persons]		25,500,000	88.5	82.8

[1]  Assumes all 2,000,000 shares sold in this offering.

[2]  Paul Winkle, Consultant to the Company, beneficially owns 2,650,000 shares, 1,400,000 through his Consulting Firm Alex Consulting and 1,250,000 additional shares as Paul & Lisa Winkle, his wife .

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 28,800,000 shares of common stock outstanding as of September 30, 2012.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 28,800,000 shares of common stock issued and outstanding held by six shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the years ended December 31, 2011 and December 31, 2010 included in this prospectus have been audited by Malone Bailey, LLP, which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 300,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

We were formed on February 3, 2005 as Phillips Sales & Marketing, Inc., a Florida corporation, and changed our name to American Retail Alliance, Corp., a Florida corporation, on January 23, 2012.

Business

We are the distributor of a variety of consumer non-durable and durable products made by third party manufacturers. We sell these products in the United States through customers such as Walgreens, CVS, Rite Aid, McKesson, Kerr Drug, Amway and independent pharmacies as well as product specific catalogs. Our current product offerings are designed to appeal to a broad range of consumers. We maintain vendor relationships with Walgreens, CVS, Rite Aid, McKesson, Kerr Drug and Amway. In general, products cannot be sold to these customers by us or by any other party without a vendor relationship being in place.

Products

We currently sell the following products:

Name of Product	Description Of Product	Client Supplying the Product	Retail Sales Price
Avenger Liquid Fertilizer	Avenger Liquid Ferilizer - 32 oz. spray bottle	Cutting Edge Formulations	29.95
Avenger's Weed Killer	Avengers Weed Killer - 24oz. Spray bottle	Cutting Edge Formulations	11.95
Bed Bug Killer:106-BB-24	Avenger Bed Bug Killer, 24 oz. Spray Bottle	Cutting Edge Formulations	24.98
Bed Bug Killer:106-BB-24 w/ 3oz. bottle	Avenger Bed Bug Killer 24 oz spray bundled with 3 oz. bottle	Cutting Edge Formulations	34.95
Bed Bug Killer:107-BB-3oz	Avenger Bed Bug Killer, 3 oz.	Cutting Edge Formulations	9.95
Bed Bug Killer:108-BB-3oz Luggage	Bed Bug Killer - 3 oz. -Luggage Spray	Cutting Edge Formulations	9.95
Bed Bug Killer:109-BB-Bed Bug Killer 3 oz. Dual Pack	Bed Bug Killer 3 oz. Dual Pack- Luggage/BedBug Spray Combo	Cutting Edge Formulations	19.95
Bug/Insect Killer:120-BI-24	Avenger Bug/Insect Killer, 24 oz. spray bottle	Cutting Edge Formulations	13.95
BladderVoid, LLC:BladderVoid	1 BladderVoid unit with Terrycloth Cover - UPC# 6 1007451598 2 -	BladderVoid, LLC	29.99
BPong (“Beer Pong”): BPONG Kit 22 Cup & 2 Balls	BPONG Kit BPong Rack Set Bpong The Rack - Essential Kit	Bpong, LLC	5.99 to 15.99

Couture Keys and Pins
Peace - Item#2000
Love - Item#2002
Believe - Item#2003
Passion - Item#2004
Luck - Item#2005
Kisses - Item#2007
Faith - Item#2001
No Place Like Home - Item#2014
Skull&Crossbones - Item#1000
Baseball - Item#1004
Sand Dollar - Item#1005
Seashell - Item#1006
Antique - Item#1009
Queens Crown - Item#1015
Fairytale Castle - Item#1017
Flip Flop - Item#1019
Peace Sign - Item#1020
Dagger - Item#1022
Butterfly - Item#1024
Boot - Item#1031
Cowboy Up! - Item#1032
Dainty Humming Bird - Item#1035
Electric Guitar - Item#1307
Basketball - SKU 707-S-301
Couture Crown with Pink - SKU#707-S110
Couture Fleur-de-lis SKU#707-S-900
Fleur-de-lis - SKU#707-S-151
Golf Key - 707-S-101
Sacred Cross - Item#1010
		Couture Keys	15.99 to 17.99
Fein	Fein 5 Pack Energy Drink	Fein Innovations	3.29
Pain-Med:201-PM-1.5	Pain-Med Gel, 1.5 oz.	GM International	19.95
Para Cleanse	Parasite Kit - Twin Treatment Colon Cleansing Program	American Retail Alliance, Corp	29.99
Pegetables	Pegetables - Nature's Dog Chew	Splinktek, Inc	11.99
Picture Keeper	Picture Keeper	Simplified	24.95
SnapIt:9357 Snap It Eye Glass Repair Kit	9357CS - Snap It- Blister card with counter display	EyeEgo, Inc	3.99 to 4.99
SnapIt:9357Rite- Snap It Eye Glass Repair Kit	9357-Snap It Eye Glass Repair Kit w/ counter display	EyeEgo, Inc	3.99 to 4.99
Sports Tissues	Sports Tissues	Sports Tissues	2.99
Survival Straps
Paracord Key Fob with Licensed Logo on Dog Tag
Key Fob (coral pink) with Licensed Logo on Dog Tag
Light Duty Paracord Survival Bracelet with Logo on Dog Tag
Light Duty Paracord Survival Bracelet with Logo on Dog Tag
Light Duty Paracord Survival Bracelet with Logo on Dog Tag (coral pink)
Paracord Neck Cord (black) with Liscensed Logo on Dog
Paracord Neck ID Lanyard (black) with Licensed Logo on
Regular Paracord Survival Bracelet with Liscensed Logo on Dog Tag
Wide Paracord Survival Bracelet with Licensed Logo on Dog Tag
		Survival Straps	19.95 to 34.95
Tates Organic's: Conditioner & Shampoo Kit	The Natural Miracle Conditioner and Shampoo Kit	Tates Organics	24.95

Of these products, Para Cleanse Kit - Parasite and Intestinal Colon Cleanse sold under our private label.  This product is made for us by a third party manufacture on a purchase order basis.  We have no written agreement with this manufacturer.  We believe we could find alternative manufacturers upon similar terms.

Vendors and Supplier/Clients

All of our primary  customers including Walgreens, CVS, Rite Aid, McKesson, Kerr Drug, Amway require any entity that wants to sell products in their stores to undergo a rigorous vendor qualification procedure. In order to qualify as a vendor, we must have the following qualifications:

•	Past experience as a retail vendor
•	Offer multiple SKU’s (products)
•	Carry sufficient product liability insurance
•	D&B rated
•	Member of EDI (Electronic Data Interchange)
•	Vendor approval of customer’s supplier network – assures proper computer qualifications for transmitting information back and forth

We are then issued a vendor number and are entitled to sell our products in these stores.

As a vendor, we must comply with the vendor’s terms and conditions, which in general cover matters such as:

•	Compliance terms
•	Payout terms
•	Return policy
•	Warranty coverage and liability
•	Shipping and receiving terms
•	Advertising & marketing approval procedure

In our fiscal year ended December 31, 2011, the following  customers accounted for the following amounts and percentages of our total revenues:

Name of Customer	Amount of Revenues	Percentage of Total Revenues

Magellan’s	$84,643	30%
Walgreens	$59,487	21%
Rite Aid	$33,039	12%
Access Business Group	$30,392	11%

We have vendor  relationships with these customers, but these customers purchase from us on purchase orders only. If we cease to do business with these customers at current levels and are unable to generate additional sales with new and existing customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

For the year ended December 31, 2011, three product suppliers accounted for 10% or more of our purchases as follows:

Supplier	Purchases	Percentage of Purchases	Accounts Payable

EyeEgo	$25,527	14%	$-0-
Cutting Edge Formulations	$83,370	45%	$12,513
CittiKitty, Inc.	$29,808	16%	$28,681

Our sales and thus our revenues could be reduced if these product suppliers stop supplying us or sales of these products decreased.

Initially, we decide which of our  customers would be interested in the products we sell. In general, we meet with local or regional representatives of a  customer to attempt to interest them in agreeing to allow a product to be sold in their store.

In general, we will do a test marketing program in a local or regional area supported by newspaper or other media ads. Sometimes we will arrange for a celebrity endorsement of the product to be featured in these ads. We will make adjustments to the pricing or marketing strategy based upon these test results and then attempt to have the product sold throughout the country in the  customer's stores. Based on sales results with the original customer, we will then approach other  customers and attempt to secure agreements with them to allow these products to be sold in their stores as well.

Our products are primarily sold through the efforts of our officers, directors and employees.

Distribution

Physical distribution of the clients’ products occurs via a DSD (direct store distribution) program where a purchase order is sent to the Company by the customer and we fulfill the purchase order from the customer by sending a purchase order ourselves to the relevant client.  In some instances, client products are shipped directly to the Company’s customers’ warehouse for fulfillment and in other cases the products are shipped to the Company who reships the product to the customer.

In either case the net revenue received by us is the same in that we charge customers more for fulfillment if products are shipped to us and reshipped to the customer rather than being shipped to the customer directly by the client.

Warranties

We provide no separate warranty for goods of suppliers.  Purchasers of these products must look to the supplier and not us in case of warranty claim.  We provide warranty coverage on our proprietary products as a 30 day return if not satisfied.

In practice, if a large chain store that bought from us had a product returned claiming defect and the chain store refunded the purchase price, the chain store will offset with a credit to them on their next order and similarly we will offset with a credit to us on future purchases from a client.

Insurance

We have the following products liability insurance but only on our proprietary products.

•	General Liability limits of $9,000,000 each occurrence / $10,000,000 aggregate.
•	Products Liability limits of $9,000,000 each occurrence / $10,000,000 aggregate.

We have no products liability insurance covering products of others that we sell.

Intellectual Property

We have no intellectual property.

Environmental Issues

We have not incurred and do not expect to incur any costs relating to environmental matters.

Competition and Market Position

Companies in the consumer products and wholesale and retail distribution markets continue to face intense competition, slow growth, rising costs and a fragile economic environment.  The sector is highly dependent on household income to drive sales and is price sensitive to economic issues such as rising input commodity prices, energy costs, interest rates, unemployment, a weakening dollar and consumer confidence levels.

The company competes in a market which requires becoming an approved vendor of record to the nation’s largest retail chain stores.  The process is costly, time consuming and in many instances requires a prior relationship.  There are significant barriers to entry including a vendor approval process which requires carrying sufficient product liability insurance; past experience as a retail vendor; a D&B rating; membership in EDI (Electronic Data Interchange) and; Vendor approval of customer’s supplier network which assures proper computer qualifications for transmitting information back and forth.  The retailer may also require a vendor to offer multiple sku’s (market ready products).

Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

The major competitors are:

•	Media Funding Solutions – Provides funding for retail advertising campaigns.
•	Idea Village Products Corp. – Markets “As Seen on TV” products to leading discount retailers, major drug stores and specialty retailers in the U.S.
•	Product Placement & Promotions, LLC – Provides product branding, promotion and placement services.
•	National Product Placement - Provides product placement services.

We compete with based upon:

•	Product review - The Company has expertise in package design, contract manufacturing, chain store sales programs, broker services and mail order and catalog sales.
•
Barriers to entry – The Company can reduce the time and expense a client would incur to bring their product to market at retail chain stores. The Company’s established vendor accounts enable more speedy product placement at the retail level as well as the ability to launch a test market to a smaller demographic within the retail chain store infrastructure.  Because the Company represents the client’s products, the company is the approved vendor of record for those products.  The client cannot sell those product under a separate vendor  relationship with the same  customer unless the products are discontinued and the client establishes a new vendor relationship with that customer .

Research and Development

We have not incurred research and development expenses during the last two fiscal years.

Order Backlog

As of October 31, 2012, we have an order backlog of $30,000.

Government Regulation

The Company is subject to various federal, state, local and foreign regulations. Various governmental agencies have an impact on our business. The regulations cover product ingredients, manufacture, distribution, marketing, sales, compensation and taxation, to name a few.

Our nutritional supplements products are also subject to government regulation.  If one or more of the ingredients of our products become subject to regulatory action, then there is a risk of the supplier or us having to re-formulate the product, if allowed, in order to put it on the market. The cost of this process may be substantial. The future acceptance of the re-formulated product cannot be assured.

We believe we are in full compliance with all laws, rules and regulations governing our business.

Employees

We have the following full time employees:

•	Management – 1
•	Administrative – 2
•	Sales – 2

We have no collective bargaining agreement with our employees.  We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this Report. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under "Risk Factors” and elsewhere in this Report.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, and state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this Annual Report. See "Risk Factors."

Unless stated otherwise, the words “we,” “us,” “our,” “the Company” or “Active” in this Annual Report collectively refers to the Company.

Overview

As used in this registration statement, the following terms have the following meanings:

•	We are the vendor of the products
•	Our customers are the retail facilities to which we sell the products for resale to the ultimate consumer.
•
Our clients are the third party owner of the products we sell.  These could be a manufacturer of the product or someone who owns the rights to the product and has it made by a third party manufacturer for sale to us.

We are the vendor of a variety of consumer non-durable and durable products which we acquire from our clients. We sell these products in the United States through customers  such as Walgreens, CVS, Rite Aid, McKesson, Kerr Drug, Amway and independent pharmacies as well as product specific catalogs. Our current product offerings are designed to appeal to a broad range of consumers.

We maintain vendor relationships  with customers such as Walgreens, CVS, Rite Aid, McKesson, Kerr Drug and Amway. In general, products cannot be sold to these customers  by us or by any other party without a vendor relationship being in place.  In order to obtain a vendor relationship, we must undergo an extensive application and screening process by a customer.  Once we are qualified by a customer, we are assigned a Vendor Number which allows us to sell to the customer.  We must follow sales procedures as specified by each customer.  However, products are sold to customers on a purchase order basis.  Customers are not obligated to purchase products from us and may stop purchasing products from us at any time.

We have no written agreements with our clients.  Products are purchased from clients on a purchase order basis.  We are not obligated to purchase any products from clients, and clients are not obligated to sell products to us and may stop selling products to us at any time.

Results of Operations

Fiscal Year Ended December 31, 2011 Compared to December 31, 2010

The following table summarizes the results of our operations during the fiscal years ended December 31, 2011 and 2010, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the current 12-month period to the prior 12-month period:

Line Item	12/31/2011 (Audited)	12/31/2010 (Audited)	Increase (Decrease)	Percentage Increase (Decrease)

Revenues	$284,377	$154,347	$130,030	84%
Total Operating Expenses	$192,953	$99,526	$93,427	94%
Net Loss	$(100,739)	$(3,182)	$(97,557)	3,066%
Loss Per Share of Common Stock	$(0.00)	$(0.00)	$0.00	0%

Assets. On December 31, 2011, we had $44,491 cash on hand. On December 31, 2010, we had $-0- cash on hand. On December 31, 2011, we had $21,939 in accounts receivable, and on December 31, 2010, we had $25,722 in accounts receivable.  On December 31, 2011, we had $20,000 in prepaid expenses, and on December 31, 2010, we had $-0- in prepaid expenses.  In addition we had $3,422 in property, plant, and equipment at December 31, 2011 and $2,730 at December 31, 2010.

Total Current Liabilities. Our Total Current Liabilities increased $132,178 to $176,982 on December 31, 2011 from $44,804 on December 31, 2010. This increase in Total Current Liabilities was due primarily to the Company borrowing $100,000 during the period.

Revenues. Our Revenues were $284,377 for the fiscal year ended December 31, 2011, and $154,347 for the fiscal year ended December 31, 2010. This increase was due primarily to our strengthening and expanding our business relationships with customers selling our products. As a result of these strengthened relationships, our products were exposed to a greater number of potential buyers, which in turn lead to greater sales during the year.  For example, one of our products, “Total Bed Bug Killer,” showed an increase in sales of approximately $58,000 during the year.

Operating Expenses. Our Total Operating Expenses was $192,953 for the fiscal year ended December 31, 2011 compared to $99,526 for the fiscal year ended December 31, 2010. This increase in total operating expenses was due to increased business activity, as evidenced by increases in wages and payroll ($30,353 increase), professional fees ($47,612 increase), and general and administrative expenses ($20,986 increase).  Our general and administrative expenses consist primarily of office-related items such as rent, utilities, office supplies, insurance, auto and truck expenses, telephone, computer and internet expenses, etc.

Net Loss. We recorded a Net Loss of $100,739 for the fiscal year ended December 31, 2011 as compared with a Net Loss of $3,182 for the fiscal year ended December 31, 2010. The increase in Net Losses was due to increased business activity, as evidenced by the Company’s increased operating expenses.

Nine  Months Ended  September 30, 2012 Compared to  September 30, 2011

The following table summarizes the results of our operations during the nine-month periods ended  September 30, 2012, and 2011, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the current 9-month period to the prior 9-month period:

Line Item	9/30/12 (Unaudited)	9/30/11 (Unaudited)	Increase (Decrease)	Percentage Increase (Decrease)

Revenues	$289,169	$215,269	$73,900	34%
Total Operating Expenses	$187,397	$125,795	$61,602	49%
Net Loss	$(88,081)	$(45,066)	$(43,015)	95%
Loss Per Share of Common Stock	$(0.00)	$(0.00)	$0.00	0%

Revenues. Our Revenues were $289,169 for the nine-months ended September 30, 2012, and $215,269 for the nine-months ended September 30, 2011. This increase was due primarily to our strengthening and expanding our business relationships with customers selling our products. During this period the Company began selling a new product, Pain-Med Gel in select customer stores. The product was test marketed in select customer stores to determine if a larger rollout was feasible. Pain-Med Gel accounted for approximately $96,000 in increased revenues for 2012. The Company anticipates distributing this product in additional customer’s stores. The Company plans the launch of several new products during 2013 with the proceeds from this offering.

Operating Expenses. Our Total Operating Expenses were $187,397 for the nine-months ended September 30, 2012 compared to $125,795 for the nine-months ended September 30, 2011. This increase in total operating expenses was due to increased business activity, as evidenced by increases in wages and payroll ($52,231 increase) and professional fees ($23,162 increase). Our general and administrative expenses consist primarily of office-related items such as rent, utilities, office supplies, insurance, auto and truck expenses, telephone, computer and internet expenses, etc.

Net Loss. We recorded a Net Loss of $88,081 for the nine-months ended  September 30, 2012 as compared with a Net Loss of $45,066 for the nine-months ended  September 30, 2011. The increase in Net Losses was due to increased business activity, as evidenced by the Company’s increased operating expenses.

Liquidity and Capital Resources

As of September 30, 2012 and December 31, 2011, we had cash of $18,486 and $44,491, respectively and an accumulated deficit of $205,672 and $117,591, respectively. Our operating activities used $25,679 in cash for the nine months ended September 30, 2012, and $53,694 during the fiscal year period ended December 31, 2011, and provided $606 in cash in the fiscal year ended December 31, 2010. The increase in cash used in operating activities was primarily attributable to increases in professional fees, wages and payroll, and general and administrative expenses.

We generated revenues totaling $289,169 during the nine months ended September 30, 2012, and $284,377 and $154,347 during the fiscal years ended December 31, 2011 and 2010, respectively, resulting in an 84% increase. We anticipate similar increases in revenues in subsequent years as the Company continues to develop our customer base and further expand our product lines.

Our auditors have raised substantial doubt as to our ability to continue as a going concern because we have suffered from continuous losses with an accumulated deficit of $205,672 as of September 30, 2012. The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders. Further, in order to assist the Company with its cash flow requirements the Company receives financing under an agreement with a factoring entity.  The maximum amount that can be outstanding under this factoring agreement at any one time is $50,000 per quarter and an aggregate maximum of $500,000.  The amount outstanding at September 30, 2012 is $50,141. Repayments of borrowings under the factoring agreement are personally guaranteed by Mr. Philips.

There is uncertainty regarding our ability to implement our business plan and grow our business without additional financing. We have no agreements, commitments or understandings to secure additional financing. Our future growth and success is dependent upon our ability to continue selling our products, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to continue selling our products, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to grow our business and implement our business plan.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources and development of a consistent source of revenues. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its strategic business plan, become profitable and to be able to sustain such profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company has no written or oral commitments for additional funding in the form of cash advances, loans or other sources of liquidity from Management or otherwise except as described herein to meet our financial requirements.

Management believes that the Company will require substantial cash infusion for the next twelve months to fund its anticipated expanded operations. Except for the proceeds of this offering, the Company has no contract, agreement or commitment of such cash infusion will be available whether in the form of debt or equity, except for the loans described below.  We believe we can continue operations at current levels from our factoring financing and cash flow.

At September 30, 2012 and December 31, 2011, the Company had loans and notes outstanding of $100,000 and $98,039, respectively, and related-party payables of $7,340.  The Company also had accounts payable and accrued expenses totaling $107,980 and $69,318, respectively, for the same periods.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results are not affected by seasonality.

Inflation

Our business and operating results are not affected in any material way by inflation.

Critical Accounting Policies

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.  Products are typically shipped to the customer directly from the supplier.  Products are considered to be fully delivered when the Company receives confirmation from its supplier that goods have shipped and a corresponding bill of lading is received.  The Company had revenues of $284,377 and $154,347 for the periods ending December 31, 2011 and December 31, 2010, respectively.

The Company records revenues in the full amount of the sales invoice, and records related costs of sales for the full cost of the items being sold.  The company’s various supplier produce the products and ship them directly to the end customers.  The Company records revenues on a “gross” basis due primarily to the fact that the Company a) is the primary obligor in the sales transaction; b) bears sole responsibility for returns and allowances; c) has full ability to determine the prices at which it sells its products; d) has full discretion in selecting product suppliers; and e) holds full credit risk for potential non-paying customers.

Stock-Based Compensation

The Company accounts for stock-based compensation pursuant to ASC 718, Stock-Based Compensation which requires measurement of compensation cost for all stock awards at fair value on the date of issue and recognition of compensation, net of estimated forfeitures, over the requisite service period for awards expected to vest over time. The Company recognized $28,000 and $-0- of stock-based compensation during the years ended December 31, 2011 and 2010, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.

In order to assist the Company with its cash flow requirements the Company has elected to engage the services of a factoring entity.  This entity purchases certain of the Company’s trade receivables at full value, less 1.85 percent.  The factoring entity retains 15 percent of the purchase price as protection against uncollectible accounts until such time the receivable is collected in full.  Factoring transactions are recorded as financing activities, pursuant to FASB ASC 860.  Cash inflows from the factoring entity are accounted for as reductions in accounts receivable in the Statement of Cash Flows.  The Company incurred factoring expenses of $5,871 and $-0- during the years ended December 31, 2011 and 2010, respectively.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method.  Repair and maintenance expenditures, which do not result in improvements, are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

DESCRIPTION OF PROPERTY

We rent the following properties:

•	Address: City/State/Zip 2979 West Bay Drive #9 Belleair Bluffs, FL 33770
•	Number of Square Feet: 680
•	Name of Landlord: Skyview Enterprises, LLC
•	Term of Lease: 14 months
•	Monthly Rental: $606.34

We believe our current facilities are currently fully suitable and adequate for our business.

We do not intend to renovate, improve, or develop properties.  We are not subject to competitive conditions for property.  We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages.  Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2009 the Company borrowed $5,000 from Jane Phillips, a relative of Brett Phillips, the Company’s president.  During the year ended December 31, 2010 the Company borrowed an additional $1,600 from Mrs. Phillips, and an additional $740 from Brett Phillips. These notes are due on demand and do not carry an interest rate. As of September 30, 2012 and December 31, 2011, the balances outstanding on these related-party notes totaled $7,340.

The expenses that were contributed by our president, including office rent, were minimal during the years ended December 31, 2011 and 2010, and during the nine months ended September 30, 2012.  These items have been reimbursed in full and appropriately recorded as expenses incurred by the Company in the corresponding reporting periods.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stock shares," as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:


Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and


Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practices and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock.  We have not engaged in any discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Sales of our common stock under Rule 144.

We are registering 2,000,000 shares of Common Stock in this offering.  An additional 3,300,000 shares of our common stock held by non-affiliates are currently eligible for resale under Rule 144. All 25,500,000 shares of common stock held by affiliates are subject to the resale restrictions of Rule 144.

In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately six shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2012, including a Form 10-K for the year ended December 31, 2012, assuming this registration statement is declared effective before that date. At or prior to December 31, 2012, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2012. If we do not file a registration statement on Form 8-A at or prior to December 31, 2012, we will continue as a reporting company not subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 5 % stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2011 and December 31, 2010 compensation awarded or paid to, or earned by, the Company’s sole executive officer.

Name and	Year	Salary	Bonus	Stock Awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
principal position	(a)	$	$	$	$	$	$	$	$

Brett Phillips,	2010	61,355	-	-	-	-	-	-	61,355
President and CEO	2011	65,205	-	-	-	-	-	-	65,205

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2010

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brett Phillips	-	-	-	-	-	-	-	-	-

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

As of the date of this prospectus, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control.

Director Compensation

Director Compensation for 2011

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Brett Phillips	65,205	0	0	0	0	0	65,205

This compensation was paid as an officer as set forth in the Executive Compensation Table Above. No separate compensation was paid to Mr. Phillips as a director.

We reimburse our directors for expenses incurred in connection with attending board meetings.

We have no other formal plan for compensating our directors for their service in their capacity as directors.

Employment Agreements

We have no written or oral agreement or understanding with Mr. Wang concerning his compensation in 2011 or thereafter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

FINANCIAL STATEMENTS

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillips Sales and Marketing, Inc.)
Balance Sheets

ASSETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
CURRENT ASSETS

Cash	$18,486	$44,491
Accounts receivable, net	59,440	21,939
Prepaid expenses	23,000	20,000

Total Current Assets	100,926	86,430

PROPERTY AND EQUIPMENT, net	2,681	3,422

TOTAL ASSETS	$103,607	$89,852

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable and accrued expenses	$107,980	$69,318
Factoring liabilities	50,141	429
Other current liabilities	10,357	1,856
Short term debt, net of discounts of nil and $1,961	100,000	98,039
Short term debt - related parties	7,340	7,340

Total Current Liabilities	275,818	176,982

STOCKHOLDERS' DEFICIT

Common stock; 50,000,000 shares authorized,
at $0.001 par value, 28,800,000 and 28,500,000
shares issued and outstanding, respectively	28,800	28,500
Additional paid-in capital	4,661	1,961
Accumulated deficit	(205,672)	(117,591)

Total Stockholders' Deficit	(172,211)	(87,130)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$103,607	$89,852

The accompanying notes are an integral part of these unaudited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillips Sales and Marketing, Inc.)
Statements of Operations
(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011

REVENUES	$289,169	$215,269
COST OF SALES (Exclusive of depreciation shown separately below)	182,643	133,297

GROSS MARGIN	106,526	81,972

OPERATING EXPENSES
Wages and payroll	100,160	47,929
Depreciation	1,067	841
Professional fees	25,187	2,025
General and administrative	60,983	75,000

Total Operating Expenses	187,397	125,795

LOSS FROM OPERATIONS	(80,871)	(43,823)

OTHER EXPENSES
Interest expense	(7,210)	(1,243)

Total Other Expenses	(7,210)	(1,243)

LOSS BEFORE INCOME TAXES	(88,081)	(45,066)
PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(88,081)	$(45,066)

BASIC AND DILUTED LOSS
PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING - BASIC AND DILUTED	28,544,891	25,500,000

The accompanying notes are an integral part of these unaudited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillips Sales and Marketing, Inc.)
Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended
	September 30,
	2012	2011

OPERATING ACTIVITIES
Net loss	$(88,081)	$(45,066)
Adjustments to reconcile loss
to cash flows from operating activities:
Common stock issued for services	3,000	-
Depreciation	1,067	841
Amortization of debt discount	1,961	-
Changes in operating assets and liabilities
Accounts receivable	(37,501)	(26,237)
Prepaid expenses	(3,000)	-
Accounts payable	39,846	42,308
Other current liabilities	57,029	30,297
Net Cash Provided by (Used
in) Operating Activities	(25,679)	2,143

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(326)	(1,455)
Net Cash Used
in Investing Activities	(326)	(1,455)

NET INCREASE (DECREASE) IN CASH	(26,005)	688

CASH AT BEGINNING OF PERIOD	44,491	-

CASH AT END OF PERIOD	$18,486	$688

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:

Interest	$1,210	$1,242
Income taxes	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillips Sales and Marketing, Inc.)
Notes to the Unaudited Financial Statements
September 30, 2012

NOTE 1 – NATURE OF OPERATIONS

American Retail Alliance, Corp. (the “Company”) was incorporated in the State of Florida on February 3, 2005 as Phillips Sales and Marketing, Inc. The Company’s name was changed to American Retail Alliance, Corp. on January 23, 2012. The Company is engaged in the sale and marketing of various consumer goods.

NOTE 2 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (SEC) and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. Unaudited interim results are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2011.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern.  However, the Company has an accumulated deficit of $205,672 as of September 30, 2012.  In addition to incurring an accumulated deficit since inception, the Company currently has limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital, primarily from its shareholders, to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4 – RELATED PARTY PAYABLES

During the year ended December 31, 2009 the Company borrowed $5,000 from a related party.  During the year ended December 31, 2010 the Company borrowed an additional $1,600 from the same related party, and an additional $740 from an officer and related party. These notes are due on demand and do not carry an interest rate.  As of September 30, 2012 and December 31, 2011, the balances outstanding on these related-party notes totaled $7,340, respectively.

NOTE 5 – COMMON STOCK

During the nine months ended September 30, 2012 the Company issued 300,000 shares of common stock as a retainer for legal services to be rendered.  The shares had a fair value of $3,000, which was recorded as stock based compensation expense during the nine months ended September 30, 2012.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with ASC 855 Company management reviewed all material events through February 12, 2013 and determined that there are no material subsequent events to report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Retail Alliance, Corp. (formerly Phillips Sales and Marketing, Inc.)
2979 West Bay Drive Suite 2
Belleair Bluffs, FL 33770

We have audited the accompanying balance sheets of American Retail Alliance, Corp. (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Retail Alliance, Corp. as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas
November 13, 2012

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Balance Sheets

	December 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash	$44,491	$-
Accounts receivable, net	21,939	25,722
Prepaid expenses	20,000	-

Total Current Assets	86,430	25,722

PROPERTY AND EQUIPMENT, net	3,422	2,730

TOTAL ASSETS	$89,852	$28,452

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$69,318	$37,464
Factoring liabilities	429	-
Other current liabilities	1,856	-
Short term debt, net of discounts of $1,961 and $0	98,039	-
Short term debt - related parties	7,340	7,340

Total Current Liabilities	176,982	44,804

STOCKHOLDERS' DEFICIT

Common stock; 50,000,000 shares authorized, at $0.001 par value, 28,500,000 and 25,500,000 shares issued and outstanding, respectively	28,500	25,500
Additional paid-in capital	1,961	(25,000)
Accumulated deficit	(117,591)	(16,852)

Total Stockholders' Deficit	(87,130)	(16,352)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$89,852	$28,452

The accompanying notes are an integral part of these audited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Statements of Operations

	For the Years Ended
	December 31,
	2011	2010

REVENUES	$284,377	$154,347
COST OF SALES	187,345	56,972

GROSS MARGIN	97,032	97,375

OPERATING EXPENSES
Wages and payroll	92,151	61,798
Advertising	2,294	7,818
Professional fees	48,968	1,356
General and administrative	49,540	28,554

Total Operating Expenses	192,953	99,526

LOSS FROM OPERATIONS	(95,921)	(2,151)

OTHER EXPENSES
Interest expense	(4,818)	(1,031)

Total Other Expenses	(4,818)	(1,031)

LOSS BEFORE INCOME TAXES	(100,739)	(3,182)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(100,739)	$(3,182)

BASIC AND DILUTED INCOME (LOSS) PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	25,820,000	25,500,000

The accompanying notes are an integral part of these audited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Statements of Stockholders' Equity (Deficit)

					Total
			Additional		Stockholders'
	Common Stock		Paid-In	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficit)

Balance, December 31, 2009	25,500,000	$25,500	$(25,000)	$(13,670)	$(13,170)

Net loss for the year ended December 31, 2010	-	-	-	(3,182)	(3,182)

Balance, December 31, 2010	25,500,000	25,500	(25,000)	(16,852)	(16,352)

Common shares issued for debt discount	200,000	200	1,761	-	1,961

Common shares issued for services	2,800,000	2,800	25,200	-	28,000

Net loss for the year ended December 31, 2011	-	-	-	(100,739)	(100,739)

Balance, December 31, 2011	28,500,000	$28,500	$1,961	$(117,591)	$(87,130)

The accompanying notes are an integral part of these audited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Statements of Cash Flows

	For the Years Ended
	December 31,
	2011	2010

OPERATING ACTIVITIES
Net loss	$(100,739)	$(3,182)
Adjustments to reconcile loss to cash flows from operating activities:
Common stock issued for services	28,000	-
Bad debt expense	1,055	-
Depreciation	1,123	347
Changes in operating assets and liabilities
Accounts receivable	2,728	(25,419)
Prepaid expenses	(20,000)	-
Accounts payable	30,670	28,690
Accrued expenses	3,469	170

Net Cash Provided By (Used in) Operating Activities	(53,694)	606

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(1,815)	(3,077)

Net Cash Used in Investing Activities	(1,815)	(3,077)

FINANCING ACTIVITIES
Proceeds from note payable	100,000	-
Proceeds from note payable - related party	-	2,340

Net Cash Provided by Financing Activities	100,000	2,340

NET INCREASE (DECREASE) IN CASH	44,491	(131)

CASH AT BEGINNING OF YEAR	-	131

CASH AT END OF YEAR	$44,491	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$3,634	$1,303
Income taxes	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Debt discount due to shares issued with debt	$1,961	$-

The accompanying notes are an integral part of these audited financial statements.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Notes to the Financial Statements
December 31, 2011 and 2010

NOTE 1 – NATURE OF OPERATIONS

American Retail Alliance, Corp. (the “Company”) was incorporated in the State of Florida on February 3, 2005 as Phillips Sales and Marketing, Inc. The Company’s name was changed to American Retail Alliance, Corp. on January 23, 2012. The Company is engaged in the sale and marketing of various consumer goods.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.   Products are typically shipped to the customer directly from the supplier.   Products are considered to be fully delivered when the Company receives confirmation from its supplier that goods have shipped and a corresponding bill of lading is received .   The Company had revenues of $284,377 and $154,347 for the periods ending December 31, 2011 and December 31, 2010, respectively.

The Company records revenues in the full amount of the sales invoice, and records related costs of sales for the full cost of the items being sold.  The company’s various supplier produce the products and ship them directly to the end customers.  The Company records revenues on a “gross” basis due primarily to the fact that the Company a) is the primary obligor in the sales transaction; b) bears sole responsibility for returns and allowances; c) has full ability to determine the prices at which it sells its products; d) has full discretion in selecting product suppliers; and e) holds full credit risk for potential non-paying customers.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company had advertising expenses of $2,294 and $7,818 for the periods ending December 31, 2011 and 2010, respectively.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Concentration of Risk
The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At December 31, 2011 and 2010, the Company’s bank deposits did not exceed the insured limits.

Accounts Receivable
Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Notes to the Financial Statements
December 31, 2011 and 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Accounts Receivable (Continued)
In order to assist the Company with its cash flow requirements the Company has elected to engage the services of a factoring entity.  This entity purchases certain of the Company’s trade receivables at full value, less 1.85 percent.  The factoring entity retains 15 percent of the purchase price as protection against uncollectible accounts until such time the receivable is collected in full.   Factoring transactions are recorded as financing activities, pursuant to FASB ASC 860.  Cash inflows from the factoring entity are accounted for as reductions in accounts receivable in the Statement of Cash Flows.  The Company incurred factoring expenses of $5,871 and $-0- during the years ended December 31, 2011 and 2010, respectively.

Concentrations of Risk
During the year ended December 31, 2011 the Company recorded sales to four customers, the sum total of which constituted approximately 86 percent for the Company’s sales for the 2011 fiscal year.  During the year ended December 31, 2010 the Company recorded sales to an individual customer that constituted approximately 86 percent of sales for the 2010 fiscal year.

Property and Equipment
Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method.  Repair and maintenance expenditures, which do not result in improvements, are charged to expense as incurred.

Basic and Diluted Loss Per Share
The Company computes earnings (loss) per share in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC) 260, Earnings per Share.  ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement.  Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period.  Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method.  In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.  There were no common stock equivalents as of December 31, 2011 and 2010.  Therefore, basic and diluted EPS are the same for the periods then ended.

Stock-Based Compensation
The Company accounts for stock-based compensation pursuant to ASC 718, Stock-Based Compensation which requires measurement of compensation cost for all stock awards at fair value on the date of issue and recognition of compensation, net of estimated forfeitures, over the requisite service period for awards expected to vest over time. The Company recognized $28,000 and $-0- of stock-based compensation during the years ended December 31, 2011 and 2010, respectively.

Income Taxes
The Company provides for income taxes using an asset and liability approach in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements
The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Notes to the Financial Statements
December 31, 2011 and 2010

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern.  However, the Company has an accumulated deficit of $117,591 as of December 31, 2011.  In addition to incurring an accumulated deficit since inception, the Company currently has limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital, primarily from its shareholders, to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 4 – STOCKHOLDERS’ EQUITY

On February 3, 2005 (inception), the Company issued 25,500,000 shares of common stock to its lone officer.  These shares were accounted for as founders’ shares, and were accompanied by a cash contribution of $500.

On November 7, 2011, the Company issued 200,000 shares of common stock to a third-party lender, as an incentive for the third party to make a loan to the Company.  The shares were valued at $0.01 per share, for a total value of $2,000.  The relative fair value of the shares of $1,961 was recorded as a debt discount on the note and is being amortized over the life of the note using the effective interest method.

On November 21, 2011, the Company issued 2,600,000 shares of common stock for services performed by consultants.  The shares were valued at $0.01 per share, for a total value of $26,000.  On December 21, 2011, the Company issued 200,000 shares of common stock for services performed by these same consultants.  The shares were valued at $0.01 per share, for a total value of $2,000.

NOTE 5 – RELATED PARTY PAYABLES

During the year ended December 31, 2009 the Company borrowed $5,000 from a related party.  During the year ended December 31, 2010 the Company borrowed an additional $1,600 from the same related party, and an additional $740 from an officer and related party. These notes are due on demand and do not carry an interest rate.  As of December 31, 2011 and 2010, the balances outstanding on these related-party notes totaled $7,340.

NOTE 6 – NOTES PAYABLE

On November 7, 2011 the Company borrowed $100,000 from a third party. The loan accrues interest at 8.0% per annum, matures on November 7, 2012 and is unsecured.  At December 31, 2011 the note has accrued interest totaling $1,184.  The Company issued 200,000 common shares to the lender along with the note, and the relative fair value of the shares of $1,961 was recorded as a debt discount on the note.  As of December 31, 2011 and 2010, the Company had outstanding borrowings from third parties, net of discounts, of $98,039 and $0, respectively.

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Notes to the Financial Statements
December 31, 2011 and 2010

NOTE 7 – COMMITMENTS

On April 15, 2010, the Company entered into a lease agreement with a company to provide office space to the Company from April 15, 2010 through April 14, 2012.  The Company agreed to pay equal monthly installments of $402 as rent expense over the life of the lease.

On January 1, 2012, the Company entered into a lease agreement with a company to provide office space to the Company from January 1, 2012 through February 28, 2013.  The Company agreed to pay equal monthly installments of $566 as rent expense over the life of the lease.

Under the lease agreements, the Company is obligated to make the following payments:

Fiscal Year Ended December 31,	Payments ($)

2012	5,660
2013	1,132
Thereafter	-
Total	6,792

AMERICAN RETAIL ALLIANCE, CORP.
(Formerly Phillip Sales and Marketing, Inc.)
Notes to the Financial Statements
December 31, 2011 and 2010

NOTE 8 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

During the years ended December 31, 2011 and 2010, the Company incurred net losses and therefore had no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is approximately $89,591 and $16,852 as of December 31, 2011 and 2010, respectively, and will expire in 2031.

As of December 31, 2011 and 2010, deferred tax assets consisted of the following:

	December 31, 2011	December 31, 2010
Current Deferred Tax Assets:
Operating loss carry-forwards	$30,461	$5,730
Less: valuation allowance	(30,461)	(5,730)
Net Deferred Tax Asset	$-	$-

NOTE 9 – MAJOR CUSTOMERS AND VENDORS

During the year ended December 31, 2011, four customers accounted for approximately 74% of the Company’s total revenue and three suppliers accounted for approximately 75% of total cost of sales.  During the year ended December 31, 2010 two customers accounted for approximately 92% of the Company’s total revenue and two suppliers accounted for approximately 85% of total cost of sales.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to December 31, 2011 the Company issued 300,000 shares of common stock as a retainer for legal services to be rendered.

The Company reviewed for subsequent events through November 13, 2012 and did not note anything additional.

PROSPECTUS – SUBJECT TO COMPLETION DATED  FEBRUARY 12, 2013

American Retail Alliance, Corp.

We are offering for sale 2,000,000 shares of our common stock in a direct public offering.  The purchase price is $1.50 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions.  Our founder and President, Brett Phillips, will offer and sell the shares on our behalf. If all of the shares offered are purchased, the gross proceeds to us will be $3,000,000. This offering will be made on a "best efforts" basis with no minimum amount required to be raised in this offering. There can be no assurance that all or any of the offered will be subscribed. Subscriptions for shares of our common stock are irrevocable once made, and funds will only be returned upon rejection of the subscription.  There is no arrangement to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate 180 days following the effective date of this registration statement and will not be extended. There is no minimum amount that must be sold. We have not made any arrangements to place funds received in an escrow, trust or similar account, which means we will have access to any proceeds from this offering immediately upon our acceptance of subscription agreements we receive.   We will only offer our common stock in foreign jurisdictions where registration is not required.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OFFICERS AND DIRECTORS

Under the Florida  Revised  Statutes,  director  immunity  from  liability  to a company or its  shareholders  for  monetary  liabilities  applies  automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically  limit the directors'  immunity.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$410
Legal Fees and Expenses	15,000
Accounting Fees and Expenses*	25,000
Miscellaneous	5000
Total*	$45,4 1 0

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On February 3, 2005 (inception), the Company issued 25,500,000 shares of common stock to its lone officer.  These shares were accounted for as founders’ shares, and were accompanied by a cash contribution of $500.

On November 7, 2011, the Company issued 200,000 shares of common stock to a third-party lender, as an incentive for the third party to make a loan to the Company.  The shares were valued at $0.01 per share, for a total value of $2,000.  The relative fair value of the shares of $1,961 was recorded as a debt discount on the note and is being amortized over the life of the note using the effective interest method.

On November 21, 2011, the Company issued 2,600,000 shares of common stock for services performed by consultants.  The shares were valued at $0.01 per share, for a total value of $26,000.  On December 21, 2011, the Company issued 200,000 shares of common stock for services performed by these same consultants.  The shares were valued at $0.01 per share, for a total value of $2,000.

In September, 2012 the Company issued 300,000 shares of common stock as a retainer for legal services to be rendered.  We valued these shares at $.01 per share for total consideration of $3000 based upon the November 21, 2011, issuance of 2,600,000 shares of common stock for services performed by consultants. The shares were valued at $0.01 per share, for a total value of $26,000.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

	None of these issuances involved underwriters, underwriting discounts or commissions.
	Restrictive legends were and will be placed on all certificates issued as described above.
	The distribution did not involve general solicitation or advertising.
	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

	Access to all our books and records.
	Access to all material contracts and documents relating to our operations.
	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

1	Articles of Incorporation
1.1	First Amendment to Articles of Incorporation
1.2	Second Amendment to Articles of Incorporation
2	Bylaws

Item 4

1	Form of common stock Certificate (1)
2	Subscription Agreement*

Item 5

1	Legal Opinion of Williams Securities Law Firm, P.A.

Item 10

1	Factoring Financing Agreement *
2	Note with Dean Lynch *
3	Extension of Note with Dean Lynch *

Item 23

1	Consent of MaloneBailey LLP *
2	Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1)
_________
* filed herewith

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1)  Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant toRule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in El Monte CA on  February 12, 2013.

American Retail Alliance, Corp.

Title	Name	Date	Signature

President and CEO	Brett Phillips	February 12, 2013	/s/ Brett Phillips

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Brett Phillips	Brett Phillips	President, CEO, Acting	February 12, 2013
Principal Financial and
Principal Accounting
Officer, Director